As filed with the Securities and Exchange Commission on May 20, 2016

Registration No. 333-208843

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Reata Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	11-3651945
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2801 Gateway Drive; Suite 150

Irving, TX 75063

(972) 865-2219

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Warren Huff

Chief Executive Officer

Reata Pharmaceuticals, Inc.

2801 Gateway Drive, Suite 150

Irving, TX 75063

(972) 865-2219

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert L. Kimball Vinson & Elkins LLP 3700 Trammell Crow Center 2001 Ross Avenue Dallas, TX 75201 (214) 220-7700	Michael D. Wortley Chief Legal Officer Reata Pharmaceuticals, Inc. 2801 Gateway Drive, Suite 150 Irving, TX 75063 (972) 865-2219	Mitchell S. Bloom Edwin M. O’Connor Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-208843) is filed as an exhibit-only filing solely to update the schedule of indemnities attached to Exhibit 10.1 thereto. Accordingly, this Amendment No. 6 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, the exhibit index and Exhibit 10.1. This Amendment No. 6 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by Reata Pharmaceuticals, Inc. (the “Registrant”) in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and The NASDAQ Global Market listing fee.

Amount to be paid
SEC registration fee	$8,056
FINRA filing fee	12,500
NASDAQ Global Market listing fee	125,000
Printing and engraving expenses	800,000
Legal fees and expenses	1,800,000
Accounting fees and expenses	650,000
Transfer agent and registrar fees and expenses	25,000
Miscellaneous expenses	360,000

Total	$3,780,556

Item 14. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws, provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), or otherwise.

The Registrant plans to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities issued and sold by the Registrant within the three years prior to the filing of this Registration Statement:

(1)	From March 15, 2013 to June 15, 2013, Registrant granted to its employees stock options under its 2007 Long Term Incentive Plan to purchase up to an aggregate of 415,437 shares of its common stock at an exercise price of $11.62 per share. Options to purchase a total of 1,491 of these shares have been exercised for cash: 82 shares on July 22, 2014, 1,254 shares on March 2, 2015 and 156 shares on December 10, 2015.

(2)	From January 15, 2014 to June 1, 2014, the Registrant granted to its employees stock options under its 2007 Long Term Incentive Plan to purchase up to an aggregate of 17,119 shares of its common stock at an exercise price of $12.07 per share. None of these options to purchase shares has been exercised.

(3)	From September 15, 2014 to November 15, 2014, the Registrant granted to its employees stock options under its 2007 Long Term Incentive Plan to purchase up to an aggregate of 1,252 shares of its common stock at an exercise price of $13.08 per share. None of these options to purchase shares has been exercised.

(4)	From March 3, 2015 to April 28, 2015, the Registrant granted to its employees stock options under its 2007 Long Term Incentive Plan to purchase up to an aggregate of 40,358 shares of its common stock at an exercise price of $17.43 per share. None of these options to purchase shares has been exercised.

(5)	On September 1, 2015, the Registrant granted its employees stock options under its 2007 Long Term Incentive Plan to purchase up to an aggregate of 15,083 shares of its common stock at an exercise price of $25.52 per share. None of these options to purchase shares has been exercised.

(6)	With respect to options to purchase shares of common stock that were granted more than three years prior to the filing of this Registration Statement under Registrant’s 2002 Stock Option Plan and 2007 Long Term Incentive Plan, since October 1, 2012, options to purchase a total of 765,964 shares have been exercised: 2,735 shares at exercise prices between $7.41 and $8.11 per share on October 26, 2012; 761,087 shares at exercise prices between $1.12 and $41.79 per share on December 18, 2012; 391 shares at an exercise price of $8.11 per share on June 30, 2013; 15 shares at an exercise price of $47.54 per share on August 28, 2013; and 1,737 shares at exercise prices between $7.41 and $8.11 per share on December 16, 2015.

The offers, sales and issuances of the securities described in paragraphs (1) through (6) above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering and Rule 701 promulgated under the Securities Act as transactions under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees or bona fide consultants and received the securities under the Registrant’s 2002 Stock Option Plan and 2007 Long Term Incentive Plan. The exercise price of substantially all shares issued in the option exercises described in paragraph (6) above was paid through the withholding of shares issuable on such exercise. Appropriate legends were affixed to the securities issued in these transactions.

On January 3, 2013, the Registrant elected to convert 9,799,474 outstanding shares of its Series H Convertible Preferred Stock into 1,640,473 shares of its common stock in reliance on Section 3(a)(9) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 20th day of May, 2016.

REATA PHARMACEUTICALS, INC.

/s/ J. Warren Huff
J. Warren Huff President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ J. Warren Huff J. Warren Huff	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 20, 2016

* Jason D. Wilson	Chief Financial Officer (Principal Financial Officer)	May 20, 2016

* Elaine Castellanos	Vice President, Finance and Accounting (Principal Accounting Officer)	May 20, 2016

* James E. Bass	Member of the Board of Directors	May 20, 2016

* R. Kent McGaughy, Jr.	Member of the Board of Directors	May 20, 2016

* Jack B. Nielsen	Member of the Board of Directors	May 20, 2016

* William E. Rose	Member of the Board of Directors	May 20, 2016

* Dennis Stone	Member of the Board of Directors	May 20, 2016

*	Pursuant to Power of Attorney

By:	/s/ J. Warren Huff J. Warren Huff Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT
1.1*	Form of Underwriting Agreement.

3.1*	Ninth Amended and Restated Certificate of Incorporation.

3.2*	Tenth Amended and Restated Certificate of Incorporation.

3.3*	Bylaws.

3.4*	Amended and Restated Bylaws.

3.5*	Eleventh Amended and Restated Certificate of Incorporation.

3.6*	Twelfth Amended and Restated Certificate of Incorporation.

3.7*	Thirteenth Amended and Restated Certificate of Incorporation.

4.1*	Form of Class A Common Stock Certificate of the Registrant.

4.2*	Eighth Amended and Restated Investors’ Rights Agreement, by and among the Registrant and certain of its stockholders, dated as of December 6, 2011, as amended.

4.3*	Seventh Amended and Restated Registration Rights Agreement by and among the Registrant and certain of its stockholders, dated as of November 10, 2010.

5.1*	Opinion of Vinson & Elkins LLP.

10.1+	Indemnification Agreement by and between the Registrant and J. Warren Huff, together with a schedule identifying other substantially identical agreements between the Registrant and the persons identified on the schedule and identifying the material differences between each of the agreements and the filed Indemnification Agreement.

10.2+*	Reata Pharmaceuticals, Inc. Amended and Restated 2007 Long Term Incentive Plan and forms of award agreements and grant notices.

10.3+*	Employment Agreement by and between the Registrant and J. Warren Huff, dated September 23, 2015.

10.4+*	Employment Agreement by and between the Registrant and Keith W. Ward, Ph.D., dated September 23, 2015.

10.5+*	Employment Agreement by and between the Registrant and Colin Meyer, M.D., dated September 23, 2015.

10.6*	Lease by and between the Registrant and SDCO Gateway Commerce I & II, Inc., dated as of May 25, 2006, as amended.

10.7#*	Exclusive Patent License Agreement among the Board of Regents of The University of Texas System, The University of Texas M.D. Anderson Cancer Center, and the Trustees of Dartmouth College and the Registrant, dated as of July 15, 2004, as amended.

10.8#*	Exclusive License Agreement between the Trustees of Dartmouth College and the Registrant, dated as of December 16, 2009, as amended.

10.9#*	Exclusive License Agreement between the KU Center for Technology Commercialization, Inc. and the Registrant, dated as of September 26, 2014.

10.10#*	Exclusive License Agreement between the KU Center for Technology Commercialization, Inc. and the Registrant, dated as of September 26, 2014.

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

10.11#*	Exclusive License and Supply Agreement between the Registrant and Kyowa Hakko Kirin Co. Ltd., dated as of December 24, 2009.

10.12#*	License Agreement between the Registrant and Abbott Pharmaceuticals PR Ltd., dated as of September 21, 2010.

10.13#*	Collaboration Agreement between the Registrant and Abbott Pharmaceuticals PR Ltd., dated as of December 9, 2011.

10.14*	Supplement to Exclusive License and Supply Agreement between the Registrant and Kyowa Hakko Kirin Co., Ltd., dated as of March 4, 2016.

21.1*	List of subsidiaries.

23.1*	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm.

23.2*	Consent of Vinson & Elkins LLP. Reference is made to Exhibit 5.1.

24.1*	Power of Attorney.

24.2*	Power of Attorney (William E. Rose)

*	Previously filed.
#	Confidential information has been omitted from this Exhibit and has been filed separately with the SEC pursuant to a confidential treatment request under Rule 406 of the Securities Act of 1933 and Rule 24b-2 of the Securities Exchange Act of 1934.
+	Indicates management contract or compensatory plan.